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                                                               Exhibit 10.23

                            ANGELICA CORPORATION
                       RETIREMENT TRANSITION AGREEMENT
                       -------------------------------

         This agreement ("Agreement") has been entered into as of this 28th day of January, 2004 (the "Effective Date"), by and between Angelica Corporation, a Missouri corporation ("Angelica"), and Don W. Hubble, an individual ("Hubble").

         WHEREAS, Angelica currently employs Hubble as the Chairman of the Board of Angelica, which position is considered an executive officer position of Angelica; and

         WHEREAS, pursuant to a succession plan initially presented by Hubble and approved by the Board of Directors of Angelica (the "Board") in February 2003, Hubble was charged by the Board: (i) to coordinate the search for and the hiring of a new President and Chief Executive Officer for Angelica and, (ii) after the new President and Chief Executive Officer was hired, to stay on as the executive Chairman of the Board to facilitate the transition for the new President and Chief Executive Officer; and

         WHEREAS, due to the familiarity of the new President and Chief Executive Officer with Angelica and its business from his past service as a director of the Company and the new President and Chief Executive Officer's own past experience as president and chief executive officer of a public company, the transition for the new President and Chief Executive Officer has been much more efficient than may have been originally expected; and

         WHEREAS, Hubble is willing to retire as executive Chairman of the Board effective January 31, 2004 and serve as non-executive Chairman of the Board and director of Angelica until his successor is duly elected and qualified but at least through January 31, 2005; and

         WHEREAS, Hubble and Angelica wish to agree upon the terms and conditions of Hubble's retirement in this Agreement, which will supersede in its entirety that certain Employment Agreement dated February 5, 2003 (the "Current Employment Agreement") by and between Hubble and Angelica.

         NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

SECTION 1: RETIREMENT AS EXECUTIVE CHAIRMAN OF THE BOARD; CONTINUED SERVICE AS NON-EXECUTIVE CHAIRMAN OF THE BOARD.

                  1.1 RETIREMENT AS EXECUTIVE CHAIRMAN OF THE BOARD; TERMINATION AS AN EXECUTIVE OFFICER AND EMPLOYEE OF ANGELICA. Hubble will retire as executive Chairman of the Board, effective as of the close of business on January 31, 2004, at which time Hubble's status as an employee and an executive officer of Angelica, and the accompanying obligations imposed upon executive officers by applicable law, regulation, contract and internal company policy, will cease. Hubble's employment with Angelica shall be deemed to have terminated, and his retirement shall be deemed to be effective, as of the close of business on January 31, 2004.

                  1.2 CONTINUED SERVICE AS NON-EXECUTIVE CHAIRMAN OF THE BOARD. Hubble will continue to serve as the non-executive Chairman of the Board at the pleasure of the Board from and after January 31, 2004 until his successor is duly elected and qualified. Hubble will also continue to serve as a


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director of Angelica at the pleasure of the stockholders of Angelica until his successor is duly elected and qualified. Hubble agrees that he will make himself available for service as the non-executive Chairman of the Board and as a director at least through January 31, 2005.

SECTION 2: ACCRUED COMPENSATION; ENTITLEMENT TO NON-EMPLOYEE BOARD AND COMMITTEE FEES

                  2.1 ACCRUED COMPENSATION. At the normal time and in the normal manner as payment is made to other employees and/or executive officers of Angelica, Angelica shall pay to Hubble (a) any base salary, and
(b) any vacation pay, each to the extent accrued as of, but not previously paid to Hubble by Angelica on or prior to, January 31, 2004. Subject to the terms of this Agreement, Hubble shall be eligible for all benefits that he would otherwise be entitled upon retirement from Angelica, including pension benefits under Angelica's defined benefit pension plan, Angelica's supplemental retirement benefits plan and the Retirement Benefit Agreement (as defined in Section 3.4 of this Agreement).

                  2.2 BOARD AND COMMITTEE FEES AND EXPENSES. During the period after January 31, 2004 that Hubble is serving as the non-executive Chairman of the Board and a director of Angelica, Hubble shall be entitled to receive all fees, stock grants and expense reimbursements available to a non-employee director of Angelica, including any additional fees payable for service as Chairman of the Board or chairman and/or member of any of the Board committees.

SECTION 3:        RETIREMENT BENEFITS.

                  3.1 LUMP-SUM PAYMENT. Hubble will receive on January 31, 2004 a lump-sum payment by check or wire transfer into an account designated by Hubble an amount equal to $434,000.

                  3.2 VESTING OF RESTRICTED STOCK. Pursuant to the terms of the Transition Employment Agreement, Hubble was granted 22,636 restricted shares of common stock of Angelica under Angelica's 1994 Performance Plan and/or Angelica's 1999 Performance Plan (the "Restricted Shares"). Under the terms of the award the Restricted Shares would fully vest at the close of business on January 31, 2005. In recognition of Hubble's retirement after years of service to Angelica and in consideration for Hubble's agreement to forgo the opportunity to earn incentive compensation in fiscal year 2005 under the Current Employment Agreement, all 22,636 Restricted Shares and any restricted "Matching Shares" and "Elected Shares" (as each term is defined in Angelica's Stock Bonus and Incentive Plan) held by or on behalf of Hubble shall immediately vest as of January 31, 2004. On, or as soon as practicable after, January 31, 2004, Angelica shall prepare and deliver to Hubble a certificate evidencing the 22,636 shares, which certificate shall not contain any restrictive legend.

                  3.3 VESTING OF UNVESTED STOCK OPTIONS; EXTENSION OF EXERCISABILITY. In recognition of Hubble's retirement after years of service to Angelica and in consideration for Hubble's agreement to forgo the opportunity to earn incentive compensation in fiscal year 2005 under the Current Employment Agreement, all stock options held by Hubble that are not vested on January 31, 2004 shall immediately vest and the exercisability period for all options held by Hubble are extended through January 31, 2006.

                  3.4 PENSION AND SUPPLEMENTAL PLANS. For purposes of any calculation of benefits under Angelica's supplemental retirement plan or that certain Retirement Benefit Agreement dated January 1, 1998 (the "Retirement Benefit Agreement") by and between Hubble and Angelica, Hubble's years of service with Angelica shall be deemed to be seven (7).

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                  3.5 MEDICAL AND HEALTH BENEFIT CONTINUATION. Through
January 31, 2014 and without cost to Hubble and his spouse, Angelica shall continue to provide medical and health benefits to Hubble and his spouse that are at least equivalent to those which were being provided to Hubble and his spouse as of January 31, 2004; provided, however, that if Hubble or his spouse commences employment with another employer and receives medical or health benefits under another employer-provided plan or is otherwise covered by Medicare or similar medical and health benefits, the medical and health benefits described in this Section 3.5 shall be secondary to those provided under such other plans during the applicable period of eligibility.

                  3.6 OFFICE AND SUPPORT STAFF. For as long as Hubble is a member of the Board, Hubble will be entitled to adequate office space with furnishings and other appointments, and to adequate personal secretarial and other assistance. This office space shall be located at the offices of Angelica Textile Services, Inc. in the Atlanta, Georgia metropolitan area and shall be without cost to Hubble.

SECTION 4:        NON-COMPETITION AND CONFIDENTIALITY COVENANTS.

                  4.1 NON-COMPETE AGREEMENT. It is agreed that during the period beginning on February 1, 2004 and continuing through January 31, 2006 and for any period thereafter that Hubble continues to serve as a director of the Company, Hubble shall not, either for himself or on behalf of any person, firm or corporation (whether for profit or otherwise) serve, through any commercial venture or otherwise, as a partner, officer, director, stockholder, advisor, employee, consultant, agent, salesman, venturer or otherwise, in a business enterprise in the United States, Canada or any other country in which Angelica does business that is in substantial direct competition with the business being conducted by Angelica on January 31, 2004. This requirement, however, will not limit Hubble's right to make passive investments in the capital stock or other equity securities (not in excess of 5% of the total outstanding capital stock or equity securities) of any corporation regularly traded on any public securities exchange.

                  4.2 CONFIDENTIAL INFORMATION. Hubble acknowledges that he holds in a fiduciary capacity for the benefit of Angelica all secret or confidential information, knowledge or data relating to Angelica or any of its affiliated companies, and their respective businesses, which has been obtained during his employment with Angelica and which will not be or has not become public knowledge (other than by acts of Hubble or representatives of Hubble in violation of this Agreement). Hubble will not, without the prior written consent of Angelica, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Angelica and those persons designated by Angelica in advance of the disclosure. In no event shall an asserted violation of this Section 4.2 constitute a basis for deferring or withholding any amounts otherwise payable to Hubble under this Agreement.

                  4.3 REASONABLENESS OF RESTRICTIONS. Hubble agrees that the restrictions and the period and/or areas of restriction, as set forth in
Section 4, are reasonably required for the protection of Angelica and its business, as well as the continued protection of Angelica's employees. If any one or more of the covenants, agreements or provisions contained herein shall be held to be contrary to the policy of a specific law, though not expressly prohibited, or against public policy, or shall for any other reason whatsoever be held invalid, then such particular covenant, agreement or provision shall be null and void and shall be deemed separable from the remaining covenants, agreements and provisions, and shall in no way affect the validity of any of the other covenants, agreements and provisions hereof. The parties hereto agree that in the event that either the length of time or the geographic area set forth in Section 4.1 is deemed too

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restrictive in any court proceeding, the court may reduce such restrictions to those which it deems reasonable under the circumstances.

                  4.4 EQUITABLE RELIEF. Any action by Hubble contrary to the restrictive covenants contained in this Section 4 may as a matter of course be restrained by equitable or injunctive process issued out of any court of competent jurisdiction, in addition to any other remedies provided in law. In the event of the breach of Hubble's covenants as set forth in this
Section 4 and Angelica's obtaining of injunctive relief, the period of restrictions set forth herein shall commence from the date of the issuance of the order which enjoins such activity.

SECTION 5:   MISCELLANEOUS.

                  5.1 FULL SETTLEMENT. Angelica's obligation to make payments or to provide benefits and to otherwise perform its obligations under this Agreement shall be in full settlement of all claims that Hubble or his beneficiaries may have against Angelica involving the termination of Hubble's employment with Angelica through his retirement from Angelica. Angelica's obligations to make payments, provide benefits or perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Angelica may have against Hubble or others. In no event shall Hubble be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Hubble under any of the provisions of this Agreement and, except as specifically set forth in Sections 3.5, such amounts will not be reduced whether or not Hubble obtains other employment. Angelica agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses that Hubble may reasonably incur as a result of a contest (regardless of the outcome thereof) by Angelica, Hubble or others as to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Hubble regarding the amount of any payment pursuant to the Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended.

                  5.2 NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below; provided that all notices to Angelica shall be directed to the attention of the General Counsel, or to such other address as one party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  Notice to Hubble
                  ----------------

                  Don W. Hubble
                  c/o Angelica Textile Services, Inc.
                  1105 Sanctuary Parkway
                  Suite 210
                  Alpharetta, Georgia 30004


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                  Notice to Angelica
                  ------------------

                  Angelica Corporation
                  424 South Woods Mill Road
                  Chesterfield, Missouri 63017-3406
                  Attention: General Counsel

                  5.3 WAIVER. Hubble's or Angelica's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Hubble or Angelica may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement and shall not operate or be construed as a waiver of any subsequent breach of the same provision.

                  5.4 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to its conflict of law principles.

                  5.5 SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of any successor of Angelica and any such successor shall be deemed to be substituted for Angelica under the terms of this Agreement. Angelica shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Angelica to assume expressly and agree to perform the provisions of this Agreement as if no such succession had taken place. As used in this Agreement, "Angelica" shall mean Angelica as hereinbefore defined or any successor to Angelica's business and/or assets which assumes and agrees to perform this Agreement.

                  5.6 ENTIRE AGREEMENT. Except as set forth in the last sentence of this Section 5.6, this Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or oral agreements, understandings, discussions or negotiations with respect thereto, including but not limited to the Current Employment Agreement and that certain Employment Agreement dated December 12, 1997 by and between Hubble and Angelica and relating to Hubble's employment by Angelica. The Retirement Benefit Agreement referenced in
Section 3.4 of this Agreement and any other contracts or agreements contemplated to continue by the terms of this Agreement shall not be superseded by this Agreement.

                  5.7 WITHHOLDING. Angelica may withhold from any amounts payable to Hubble under this Agreement any Federal, state or local taxes as shall be required to be withheld under applicable law or regulation.

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         IN WITNESS WHEREOF, Hubble and Angelica, pursuant to the authorization from its Board, have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                /s/ Don W. Hubble
                                ---------------------------------------
                                Don W. Hubble


                                ANGELICA CORPORATION

                                By /s/ Stephen M. O'Hara
                                  -------------------------------------
                                  Stephen M. O'Hara
                                  President and Chief Executive Officer


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